Exhibit 99.1

news release

NYSE: TC
TSX: TCM
November 7, 2011	TSX-V:TRX.WT

THOMPSON CREEK ANNOUNCES THIRD QUARTER

2011 FINANCIAL RESULTS

Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified, North American mining company, today announced financial results for the three and nine months ended September 30, 2011 prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

“Thompson Creek’s third quarter financial performance was generally in line with our previously announced guidance for 2011 performance,” said Kevin Loughrey, Chairman and Chief Executive Officer.  “Necessary pit sequencing at the Thompson Creek mine has resulted in higher volume, grade, and production in the first half of the year, and reduced performance in all of these areas in the second half of the year of 2011.  For the nine months ended September 30, 2011, revenue was up 26.1% to $552.4 million, cash flow from operations was up 44.4% to $181.6 million, and total molybdenum sold was up 16.7% to 32.0 million pounds.  Third quarter performance was also impacted by non-cash unrealized foreign exchange losses due to the strengthening of the US$ against the C$,” added Mr. Loughrey.

The Company’s average realized molybdenum sales price for the third quarter of 2011 increased slightly to $15.64 per pound from $15.30 per pound in the third quarter of 2010.  “We anticipate that over the balance of 2011 our average price for molybdenum sales will likely be lower than our year-to-date average due to price weakness experienced in the fourth quarter,” said Mr. Loughrey.  “For the fourth quarter of 2011, while we expect production, grade, and cash costs to be very similar at the Endako mine and improved at the Thompson Creek mine compared to the third quarter, the combination of the lower molybdenum prices and increased sales of lower margin third party purchased and processed molybdenum will likely impact performance for the fourth quarter.  We continue to believe our full year performance will remain within our previously announced guidance,” added Mr. Loughrey.

Financial Highlights:

•                  Revenue for the third quarter of 2011 was $154.8 million, compared to $161.8 million for the third quarter of 2010.  Sales volumes for the third quarter of 2011 were 9.6 million pounds of molybdenum, compared to 10.3 million pounds for the third quarter of 2010.

Revenue for the nine months ended September 30, 2011 was $552.4 million, compared to $438.0 million for the same period in 2010.  Sales volumes for the nine months ended September 30, 2011 were 32.0 million pounds of molybdenum, compared to 27.5 million pounds for the same period in 2010.

•                  Losses on foreign exchange for the third quarter of 2011 were $23.9 million, or $0.14 per basic and diluted share, which included a non-cash unrealized foreign exchange loss of $20.5 million, or $0.12 per basic and diluted share.  The foreign exchange loss was the result of the strengthening of the US$ against the C$. This compares to a foreign exchange gain of $6.7 million, or $0.05 per basic and diluted share, for the third quarter of 2010.

Losses on foreign exchange for the nine months ended September 30, 2011 were $21.8 million, or $0.13 per basic and diluted share, which included a non-cash unrealized foreign exchange loss of $20.5 million, or $0.12 per basic and diluted share. This compares to a foreign exchange gain of $8.0 million, or $0.06 per basic and $0.05 per diluted share, for the same period in 2010.

•                  Net Income for the third quarter of 2011 was $45.6 million, or $0.27 per basic and diluted share, compared to $31.1 million, or $0.22 per basic and diluted share for the third quarter of 2010.  Net income for the third quarter of 2011 included a non-cash unrealized gain on common stock warrants of $42.0 million, or $0.25 per basic and diluted share.  Net income for the third quarter of 2010 included a non-cash unrealized loss on common stock warrants of $20.5 million, or $0.15 per basic and $0.14 per diluted share.

Net income for the nine months ended September 30, 2011 was $291.3 million, or $1.75 per basic and $1.67 per diluted share, compared to $158.7 million, or $1.14 per basic and $1.08 per diluted share for the same period in 2010.  Net income for the nine months ended September 30, 2011 included a non-cash unrealized gain of $168.4 million, or $1.01 per basic and $0.96 per diluted share.  Net income for the nine months ended September 30, 2010 included a non-cash unrealized gain of $29.8 million, or $0.21 per basic and $0.20 per diluted share.

•                  Non-GAAP Adjusted Net Income for the third quarter of 2011 (excluding the non-cash unrealized gain on the warrants) was $3.6 million, or $0.02 per basic and diluted share, compared to $51.6 million, or $0.37 per basic and $0.36 per diluted share for the third quarter of 2010 (excluding the non-cash unrealized loss on the warrants).  Non-GAAP adjusted net income for the nine months ended September 30, 2011 (excluding the non-cash unrealized gain on the warrants) was $122.9 million, or $0.74 per basic and $0.70 per diluted share, compared to $128.9 million, or $0.92 per basic and $0.88 per diluted share for the same period in 2010 (excluding the non-cash unrealized gain on the warrants).

The Company’s net income continues to be affected by the previously disclosed requirements under US GAAP to account for the Company’s outstanding common stock warrants as a derivative liability, with changes in the fair market value recorded in net income.

•                  Molybdenum Production for the third quarter of 2011 was 3.7 million pounds, compared to 8.0 million pounds for the third quarter of 2010.  Molybdenum production for the nine months ended September 30, 2011 was 24.0 million pounds, compared to 23.3 million pounds for the same period in 2010.

•                  Non-GAAP Average Cash Cost Per Pound Produced for the third quarter of 2011 was $15.62 per pound, compared to $6.24 per pound for the third quarter of 2010.  Non-GAAP average cash cost per pound produced for the nine months ending September 30, 2011 was $7.09 per pound, compared to $6.17 per pound for the same period of 2010.

•                  Cash Flow from Operations was $51.4 million for the third quarter of 2011, compared to $59.0 million for the third quarter of 2010.  Cash flow from operations for the 2011 third quarter continued to be relatively strong despite mine pit sequencing activities and increased costs at the Thompson Creek Mine.  Cash flow from operations for the nine months ended September 30, 2011 was $181.6 million, compared to $125.8 for the same period of 2010.

•                  Capital Costs for the first nine months ended September 30, 2011 were $555.3 million, comprised of $341.1 million for the development of Mt. Milligan, $171.1 million for the Endako mill expansion project (which represents Thompson Creek’s 75% share), and $43.1 million for the Endako and Thompson Creek mines, the Langeloth facility and corporate combined.  The capital costs for the first nine months of 2011 included an increase in amounts accrued of $63.0 million and accrued capitalized interest of $9.8 million at September 30, 2011; therefore cash used for capital expenditures for the first nine months of 2011 was $482.5 million.

•                  Cash, Cash Equivalents and Short-term Investments as of September 30, 2011 were $365.4 million, compared to $316.0 million as of December 31, 2010.  Total debt as of September 30, 2011 was $368.0 million, compared to $22.0 million as of December 31, 2010.

On October 24, 2011, Thompson Creek’s warrants expired unexercised as the Company’s common stock trading price on the TSX was below the C$9.00 exercise price.  As a result, subsequent to October 24, 2011 there will not be any non-cash unrealized gains and losses on the Company’s common stock purchase warrants that expired on such date in the income statement.  The 2012 Terrane warrants remain outstanding and the Company will continue to record unrealized gains and losses on those warrants until such warrants are exercised or expire.

At September 30, 2011, Thompson Creek had working capital of $407.6 million, including $365.4 million of cash, cash equivalents and short-term investments, $93.7 million of receivables, and $5.6 million of current debt primarily related to mining equipment financings.  The Company intends to fund the remaining mill expansion costs at the Endako Mine and the Mt. Milligan development costs from a combination of cash on hand, cash flow from operations, funds from various financing facilities, the remaining proceeds from the gold stream transaction with Royal Gold and other financing options currently being pursued.

Selected Consolidated Financial and Operational Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions except per share and per pound amounts)	2011	2010	2011	2010
	(unaudited)
Financial
Revenues
Molybdenum sales	$150.4	$157.1	$539.0	$426.6
Tolling, calcining and other	4.4	4.7	13.4	11.4
	154.8	161.8	552.4	438.0
Costs and expenses
Operating expenses	100.6	89.8	290.3	239.9
Depreciation, depletion and amortization	17.9	12.7	53.9	35.6
Total costs of sales	118.5	102.5	344.2	275.5
Selling and marketing	1.8	2.3	6.7	5.6
Accretion expense	0.5	0.4	1.4	1.2
General and administrative	7.3	4.5	21.6	17.6
Acquisition costs	—	3.2	—	4.3
Exploration	4.3	3.3	11.1	6.8
Total costs and expenses	132.4	116.2	385.0	311.0
Operating income	22.4	45.6	167.4	127.0
Other (income) and expense	(17.6)	13.3	(144.9)	(38.9)
Income before income and mining taxes	40.0	32.3	312.3	165.9
Income and mining taxes	(5.6)	1.2	21.0	7.2
Net income	$45.6	$31.1	$291.3	$158.7
Net income per share
Basic	$0.27	$0.22	$1.75	$1.14
Diluted	$0.27	$0.22	$1.67	$1.08
Cash generated by operating activities	$51.4	$59.0	$181.6	$125.8
Adjusted non-GAAP Measures (1)
Adjusted net income (1)	$3.6	$51.6	$122.9	$128.9
Adjusted net income per share - basic (1)	$0.02	$0.37	$0.74	$0.92
Adjusted net income per share - diluted (1)	$0.02	$0.36	$0.70	$0.88
Operational Statistics
Mined molybdenum production (000’s lb) (2)	3,695	7,958	24,035	23,261
Cash cost ($/lb produced) (3)	$15.62	$6.24	$7.09	$6.17
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	7,426	7,750	26,438	21,498
Purchased and processed product	2,191	2,513	5,595	5,959
	9,617	10,263	32,033	27,457
Average realized sales price ($/lb) (1)	$15.64	$15.30	$16.83	$15.54

(1)   See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(2)  Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide         (“HPM”) from our share of production from the mines; excludes molybdenum processed from purchased product.

(3)  Weighted-average of Thompson Creek Mine and Endako Mine (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, corporate allocations, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion. The cash cost for Thompson Creek Mine, which only produces molybdenum sulfide on site, includes an estimated molybdenum loss, an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs. See “Non-GAAP Financial Measures” for additional information.

Summary of Quarterly Results

   (US$ in millions except per share and per pounds amounts — unaudited)

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30	June 30	Mar 31	Dec 31
	2011	2011	2011	2010	2010	2010	2010	2009
Financial
Revenues	$154.8	$190.9	$206.7	$156.8	$161.8	$148.4	$127.8	$106.2
Operating income (loss)	$22.4	$69.1	$75.9	$47.4	$45.6	$50.3	$31.1	$15.8
Net income (loss)	$45.6	$116.8	$128.9	$(45.0)	$31.1	$126.5	$1.1	$26.0
Income (loss) per share:
- basic	$0.27	$0.70	$0.78	$(0.28)	$0.22	$0.90	$0.01	$0.19
- diluted	$0.27	$0.68	$0.73	$(0.28)	$0.22	$0.87	$0.01	$0.18

Cash generated by operating activities	$51.4	$53.6	$76.6	$31.6	$59.0	$41.2	$25.6	$38.2

Adjusted non-GAAP Measures (1)
Adjusted net income (loss) (1)	$3.6	$56.4	$62.9	$34.4	$51.6	$51.7	$25.6	$20.4
Adjusted net income (loss) per share: (1)
- basic (1)	$0.02	$0.34	$0.38	$0.22	$0.37	$0.37	$0.18	$0.15
- diluted (1)	$0.02	$0.33	$0.36	$0.20	$0.36	$0.36	$0.17	$0.14

Operational Statistics
Mined molybdenum production (000’s lb)	3,695	10,010	10,329	9,316	7,958	7,034	8,269	6,268
Cash cost ($/lb produced) (1)	$15.62	$5.74	$5.37	$5.81	$6.24	$7.06	$5.36	$6.61
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	7,426	8,952	10,060	7,574	7,750	7,013	6,735	6,889
Purchased and processed product	2,191	1,824	1,580	1,896	2,513	1,626	1,820	1,464
	9,617	10,776	11,640	9,470	10,263	8,639	8,555	8,353

Average realized sales price ($/lb) (1)	$15.64	$17.28	$17.39	$16.05	$15.30	$16.84	$14.50	$12.37

(1) See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

Capital Projects Update

Endako Mill Expansion

As previously announced, due primarily to delays in material deliveries, delays in final project engineering and weather related issues, Thompson Creek expects the total capital cost for the Endako mill expansion project to be approximately 15% higher than the previous estimate of C$550 million (100% basis).    The Company expects the existing mill at Endako to continue to be fully operational until the start-up of the new mill.  Approximately C$527 million (100% basis) has been spent on the project since its inception through September 30, 2011.  Thompson Creek’s joint venture partner in the Endako mine, Sojitz Moly Resources, Inc. (“Sojitz”), has indicated to the Company that it will fund a maximum of 25% of C$548 million (C$137 million) for the mill expansion project.   Thompson Creek believes that Sojitz is either obligated to fund 25% of the total capital cost of the project, or suffer dilution of its percentage ownership interest in the mine.  Thompson Creek and Sojitz are in ongoing discussions to resolve this issue.

Project engineering, design, and procurement are complete, and most of the major mill components are in place.  Pre-commissioning activities are underway and Thompson Creek believes the new mill facility is on schedule for completion in the first quarter of 2012.

Mt. Milligan Copper-Gold Mine

The development of the mine and the construction of the processing plant are proceeding in accordance with the planned schedule.  There are approximately 500 construction personnel currently on site and the Company expects that number to increase as construction activities accelerate.

The Company’s current capital expenditure estimate to construct and develop the Mt. Milligan mine is C$1.265 billion. Since inception of the project through September 30, 2011, approximately C$383.1 million has been spent (including approximately C$40.0 million spent prior to Thompson Creek’s acquisition of Terrane) and an additional C$336.3 million has been committed as open purchase orders, contracts and capital purchase commitments.

Project engineering, design and procurement are more than 75% complete, construction of the camp is complete and available to house 800 contract workers, purchase orders have been placed for the entire mining fleet, and the key dam structure for water retention is in place.   Significant concrete pours have commenced with 13,000 cubic meters poured to date and the major steel supply has arrived for the construction of the mill buildings.  The current status of the Mt. Milligan project is consistent with the Company’s original construction and development timeline and is on schedule for completion in the third quarter of 2013.

Thompson Creek intends to fund the remaining Endako mill expansion costs and the Mt. Milligan development costs from a combination of cash on hand, cash from operations, funds from various financing facilities, and the remaining proceeds from the gold stream transaction with Royal Gold, and other financing options currently being pursued.

Reaffirmation and Updated 2011 Annual Guidance

The Company reaffirms previously announced (August 2011) guidance for annual production, cash costs, molybdenum sales, and exploration expenditures.  Below is updated guidance for 2011 capital expenditures:

•                  Operations — estimated cash capital expenditures for the mines, Langeloth facility and corporate are expected to be $60 million (changed from previous guidance of $62 million).

•                  Endako Expansion Project — estimated cash capital expenditures for the Endako mill expansion are expected to be approximately $225 to $240 million (changed from previous guidance of $240 to $260 million due to timing of project costs moving into 2012).

•                  Mt. Milligan copper-gold mine — estimated cash capital expenditures for the Mt. Milligan development project are expected to be $440 to $465 million (changed from previous guidance of $437 million cash basis).

•      Total estimated 2011 cash capital expenditures are expected to be $725 to $765 million.

•      Estimated cash capital expenditures do not include any capitalized interest.

Updated 2012 Annual Guidance

Production and Cash Costs

•                  Thompson Creek Mine — estimated 2012 production is expected to be 16 to 17 million pounds (changed from previous guidance of 15 to 16 million pounds) and estimated cash costs are expected to be $8.50 to $9.50 per pound (unchanged from previous guidance).

•                  Endako Mine — the Company’s 75% share of estimated 2012 production is expected to be 10 to 11 million pounds (changed from previous guidance of 11 to 12 million pounds) and estimated cash costs are expected to be $8.25 to $9.25 per pound (changed from previous guidance of $7 to $8 per pound), assuming a US to Canadian dollar exchange rate of US$1.00 = C$1.00.

•                  Total 2012 molybdenum production is expected to be 26 to 28 million pounds (unchanged from previous guidance) and average cash costs are expected to be $7.75 to $9.00 per pound (unchanged from previous guidance).

•                  Total estimated 2012 sales of molybdenum produced at the Company’s mines are expected to be 26 to 29 million pounds.

Capital Expenditures

•                  Operations — estimated cash capital expenditures for the mines, Langeloth facility and corporate are expected to be $35 to $40 million.

•                  Endako Expansion Project — estimated cash capital expenditures for the completion of the Endako mill expansion project at the Endako mine are expected to be approximately $15 to $20 million.

•                  Mt. Milligan copper-gold mine — estimated cash capital expenditures for the Mt. Milligan development project are expected to be $615 to $665 million.

•                  Total estimated 2012 cash capital expenditures are expected to be $665 to $725 million.

•                  Estimated cash capital expenditures do not include any capitalized interest.

2013 Annual Guidance

•                        Thompson Creek Mine — estimated 2013 production is expected to be 19 to 22 million pounds and estimated cash costs are expected to be $6 to $7 per pound.

•                        Endako Mine — the Company’s 75% share of estimated 2013 production is expected to be 11 to 12 million pounds and estimated cash costs are expected to be $8.00 to $9.25 per pound, assuming a US to Canadian dollar exchange rate of US$1.00 = C$1.00.

•                       Total 2013 molybdenum production is expected to be 30 to 34 million pounds and average cash costs are expected to be $6.75 to $7.75 per pound.

•                        Total estimated 2013 sales of molybdenum produced at the Company’s mines are expected to be 30 to 34 million pounds.

Non-GAAP Financial Measures

In addition to the consolidated financial statements presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures of its financial performance in this press release:  adjusted net income, adjusted net income per share (basic and diluted), cash cost per pound produced, and average realized sales price per pound sold.  These are considered key measures by management in evaluating the Company’s performance.  These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies.  The Company believes these measures provide useful supplemental information to investors in order for them to evaluate the Company’s financial performance using the same measures as management.  The Company believes that the use of these measures affords investors greater transparency in assessing the Company’s financial performance.  Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.  The presentation of these measures may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.

Adjusted Net Income, Adjusted Net Income Per Share — Basic and Diluted

Adjusted net income represents the net income prepared in accordance with US GAAP, adjusted for significant non-cash items.  For the three and nine months ended September 30, 2011 and 2010, the significant non-cash items were the non-cash gains and losses on the fair value adjustment related to the Company’s outstanding common stock purchase warrants.

On January 1, 2009, Thompson Creek was required to adopt the guidance issued by the Emerging Issues Task Force that common stock purchase warrants, with a strike price denominated in a currency other than the entity’s reporting currency, are not considered linked to equity and, therefore, are to be accounted for as derivatives.  The Company has outstanding common stock purchase warrants denominated in Canadian dollars.  Changes to the fair value of the outstanding warrants are recorded to the statements of operations at each quarter end.  Since a cash payment will never be required at the settlement of the warrants, management does not consider gains or losses on the warrants in its evaluation of the Company’s financial performance.

Adjusted net income per share (basic and diluted) is calculated using adjusted earnings, as defined above, divided by the weighted average basic and weighted average diluted shares outstanding during the period, as determined in accordance with US GAAP.

The following tables reconcile net income presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income and adjusted net income per share (basic and diluted), for the three and nine months ended September 30, 2011 and September 30, 2010:

For the Three Months Ended September 30, 2011 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
		Shares		Shares
	Net Income	(000’s)	$/share	(000’s)	$/share

US GAAP measures	$45.6	167,871	$0.27	168,533	$0.27
Add (Deduct):
Unrealized (gain) on common stock warrants	(42.0)	167,871	(0.25)	168,533	(0.25)
Non-GAAP measures	$3.6	167,871	$0.02	168,533	$0.02

For the Three Months Ended September 30, 2010 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average		Weighted Average
		Basic Shares		Diluted Shares
		Shares		Shares
	Net Income	(000’s)	$/share	(000’s)	$/share

US GAAP measures	$31.1	139,800	$0.22	142,869	$0.22
Add (Deduct):
Unrealized loss on common stock warrants	20.5	139,800	0.15	142,869	0.14
Non-GAAP measures	$51.6	139,800	$0.37	142,869	$0.36

For the Nine Months Ended September 30, 2011 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
		Shares		Shares
	Net Income	(000’s)	$/share	(000’s)	$/share

US GAAP measures	$291.3	166,904	$1.75	174,947	$1.67
Add (Deduct):
Unrealized (gain) loss on common stock warrants	(168.4)	166,904	(1.01)	174,947	(0.96)
Non-GAAP measures	$122.9	166,904	$0.74	174,947	$0.70

For the Nine Months Ended September 30, 2010 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
		Shares		Shares
	Net Income	(000’s)	$/share	(000’s)	$/share

US GAAP measures	$158.7	139,741	$1.14	146,517	$1.08
Add (Deduct):
Unrealized (gain) on common stock warrants	(29.8)	139,741	(0.21)	146,517	(0.20)
Non-GAAP measures	$128.9	139,741	$0.92	146,517	$0.88

Cash Cost per Pound Produced and Average Realized Sales Price per Pound Sold

Cash cost per pound produced represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced at each mine in the period.  Stripping costs represent the costs associated with the activity of removing overburden and other mine waste materials in the production phase of a mining operation.  Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed under US GAAP as incurred.  Cash cost per pound produced excludes the effects of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  Cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs from the Thompson Creek mine to the Langeloth facility.

The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold.

The following table provides a reconciliation of cash costs and cash cost per pound produced, by mine, and operating expenses included in our consolidated statements of income in the determination of net income (loss):

(US$ in millions except per pound amounts — Unaudited)

	Three months ended September 30, 2011			Three months ended September 30, 2010
	Operating	Pounds		Operating	Pounds
	Expenses	Produced (1)		Expenses	Produced (1)
	(in millions)	(000’s lbs)	$/lb	(in millions)	(000’s lbs)	$/lb
Thompson Creek Mine
Cash costs — Non-GAAP (2)	$37.3	1,834	$20.35	$32.1	6,006	$5.35
Add/(Deduct):
Stock-based compensation	0.2			0.4
Inventory and other adjustments	9.7			1.5
GAAP operating expenses	$47.2			$34.0
Endako Mine
Cash costs — Non-GAAP (2)	$20.4	1,861	$10.97	$17.4	1,952	$8.91
Add/(Deduct):
Stock-based compensation	0.2			0.2
Inventory and other adjustments	(5.8)			(1.1)
GAAP operating expenses	$14.8			$16.5

Other operations GAAP operating expenses (3)	$38.6			$39.3
GAAP consolidated operating expenses	$100.6			$89.8
Weighted-average cash cost — Non-GAAP	$57.7	3,695	$15.62	$49.7	7,958	$6.24

(US$ in millions except per pound amounts — Unaudited)

	Nine months ended September 30, 2011			Nine months ended September 30, 2010
	Operating	Pounds		Operating	Pounds
	Expenses	Produced (1)		Expenses	Produced (1)
	(in millions)	(000’s lbs)	$/lb	(in millions)	(000’s lbs)	$/lb
Thompson Creek Mine
Cash costs — Non-GAAP (2)	$109.5	18,841	$5.81	$94.4	17,441	$5.41
Add/(Deduct):
Stock-based compensation	0.7			1.4
Inventory and other adjustments	18.7			(0.8)
GAAP operating expenses	$128.9			$95.0
Endako Mine
Cash costs — Non-GAAP (2)	$61.0	5,194	$11.74	$48.8	5,820	$8.38
Add/(Deduct):
Stock-based compensation	0.6			0,9
Inventory and other adjustments	(0.4)			(4.0)
GAAP operating expenses	$61.2			$45.7

Other operations GAAP operating expenses (3)	$100.2			$99.2
GAAP consolidated operating expenses	$290.3			$239.9
Weighted-average cash cost — Non-GAAP	$170.5	24,035	$7.09	$143.5	23,261	$6.17

(1)  Mined production pounds are molybdenum oxide and HPM from the Company’s share of the production from the mines; excludes molybdenum processed from purchased product.

(2)  Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period.  Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs from the Thompson Creek Mine to the Langeloth Facility.

(3)  Other operations represent activities related to the roasting and processing of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek Mine and Endako Mine concentrate. The Langeloth Facility costs associated with roasting and processing of Thompson Creek Mine and Endako Mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended September 30, 2011, which will be filed on EDGAR (www.sec.gov) and SEDAR (www.sedar.com), and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its third quarter 2011 financial results on Tuesday, November 8, 2011 at 8:30 am Eastern Time.  Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 1 (647) 427-7450 or 1 (888) 231-8191 about five minutes prior to the start of the call.  A live audio webcast of the conference call will be available at www.newswire.ca and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (416) 849-0833 or 1 (855) 859-2056 (access code 18440253 followed by the number sign) from 11:30 a.m. ET on November 8 to 11:59 p.m. ET on November 15.  An archived recording of the webcast will also be available at Thompson Creek’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in central British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Thompson Creek has approximately 970 employees.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release (including information incorporated by reference) are ‘‘forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Our forward looking statements include, without limitation: estimates of future capital expenditures and other cash needs for operations, including with respect to the Endako mill expansion and the development of Mt. Milligan, and expectations as to the funding thereof; statements as to the projected development of the Endako mill expansion, Mt. Milligan and other projects, including expected production commencement dates; statements regarding future earnings, and the sensitivity of earnings to molybdenum prices; estimates of future production costs and other expenses for specific operations and on a consolidated basis; estimates of future mineral production and sales for specific operations and on a consolidated basis; estimates of mineral reserves and resources, including estimated mine life and annual production; estimates as to commodity prices; and statements with respect to the future financial or operating performance of Thompson Creek or its subsidiaries and its projects.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements.  Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled ‘‘Risk Factors’’ in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Although we have attempted to identify those factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that cause results or events to differ from those anticipated, estimated or intended.  Many of these factors are beyond TCM’s ability to control or predict.  Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly	Christine Stewart
Director, Investor Relations	Renmark Financial Communications Inc.
Thompson Creek Metals Company Inc.	Tel: (416) 644-2020
Tel: (303) 762-3526	cstewart@renmarkfinancial.com
psolly@tcrk.com

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2011	2010
	(in millions, except share data)
ASSETS
Current assets
Cash and cash equivalents	$365.4	$316.0
Accounts receivable—trade	83.3	63.3
Accounts receivable—related parties	10.4	10.0
Product inventory	96.0	75.5
Material and supplies inventory	35.8	31.5
Prepaid expense and other current assets	2.8	7.6
Income tax receivable	1.5	12.9
	595.2	516.8
Property, plant and equipment, net	2,098.9	1,696.1
Restricted cash	28.2	23.5
Reclamation deposits	24.5	24.7
Goodwill	47.0	47.0
Other assets	20.2	9.6
	$2,814.0	$2,317.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$151.2	$64.8
Income and mining taxes payable	4.3	3.7
Current portion of long-term debt	5.6	5.4
Deferred income tax liabilities	15.0	7.7
Other current liabilities	11.5	0.2
	187.6	81.8
Gold Stream deferred revenue	226.5	226.5
Long-term debt	362.4	16.6
Other liabilities	13.8	22.4
Asset retirement obligations	31.3	29.2
Common stock warrant derivatives	3.9	174.7
Deferred income tax liabilities	290.1	336.6
	1,115.6	887.8

Shareholders’ equity
Common stock, no-par, 167,889,146 and 165,189,873 shares issued and outstanding, as of September 30, 2011 and December 31, 2010, respectively	1,013.6	980.9
Additional paid-in capital	51.1	49.2
Retained earnings	637.8	346.5
Accumulated other comprehensive income (loss)	(4.1)	53.3
	1,698.4	1,429.9
	$2,814.0	$2,317.7

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions, except per share amounts)

REVENUES
Molybdenum sales	$150.4	$157.1	$539.0	$426.6
Tolling, calcining and other	4.4	4.7	13.4	11.4
Total revenues	154.8	161.8	552.4	438.0
COSTS AND EXPENSES
Cost of sales
Operating expenses	100.6	89.8	290.3	239.9
Depreciation, depletion and amortization	17.9	12.7	53.9	35.6
Total cost of sales	118.5	102.5	344.2	275.5
Selling and marketing	1.8	2.3	6.7	5.6
Accretion expense	0.5	0.4	1.4	1.2
General and administrative	7.3	4.5	21.6	17.6
Acquisition costs	—	3.2	—	4.3
Exploration	4.3	3.3	11.1	6.8
Total costs and expenses	132.4	116.2	385.0	311.0
OPERATING INCOME	22.4	45.6	167.4	127.0
OTHER (INCOME) AND EXPENSE
Change in fair value of common stock warrants	(42.0)	20.5	(168.4)	(29.8)
Loss (gain) on foreign exchange	23.9	(6.7)	21.8	(8.0)
Interest and finance fees, net	1.2	(0.1)	2.9	(0.4)
Other	(0.7)	(0.4)	(1.2)	(0.7)
Total other (income) and expense	(17.6)	13.3	(144.9)	(38.9)
Income before income and mining taxes	40.0	32.3	312.3	165.9
Income and mining tax (benefit) expense	(5.6)	1.2	21.0	7.2
NET INCOME	$45.6	$31.1	$291.3	$158.7
NET INCOME PER SHARE
Basic	$0.27	$0.22	$1.75	$1.14
Diluted	$0.27	$0.22	$1.67	$1.08
Weighted average number of common shares
Basic	167.9	139.8	166.9	139.7
Diluted	168.5	142.9	174.9	146.5

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions)
OPERATING ACTIVITIES
Net income	$45.6	$31.1	$291.3	$158.7
Items not affecting cash:
Change in fair value of common stock warrants	(42.0)	20.5	(168.4)	(29.8)
Depreciation, depletion and amortization	17.9	12.7	53.9	35.6
Accretion expense	0.5	0.4	1.4	1.2
Amortization of finance fees	1.0	—	2.1	—
Stock-based compensation	2.1	1.6	6.0	5.8
Product inventory write-down	12.9	—	18.6	—
Deferred income tax benefit	(10.0)	5.5	(16.1)	2.6
Unrealized loss (gain) on derivative instruments	2.6	(0.6)	2.1	0.7
Unrealized foreign exchange loss	18.2	—	18.4	—
Change in working capital accounts	2.6	(12.2)	(27.7)	(49.0)
Cash generated by operating activities	51.4	59.0	181.6	125.8
INVESTING ACTIVITIES
Short-term investments	—	233.9	—	319.5
Capital expenditures	(234.4)	(56.8)	(482.5)	(147.3)
Restricted cash	(1.1)	(0.7)	(5.1)	(3.2)
Reclamation deposit	(0.4)	3.7	(0.1)	3.7
Cash (used) generated by investing activities	(235.9)	180.1	(487.7)	172.7
FINANCING ACTIVITIES
Proceeds from issuance of common shares, net	0.2	0.2	26.0	2.3
Proceeds from senior unsecured note issuance, net	(0.2)	—	339.9	—
Financing costs	—	—	(2.0)	—
Repayment of debt	(1.2)	(0.7)	(4.0)	(3.1)
Cash (used) generated by financing activities	(1.2)	(0.5)	359.9	(0.8)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(9.3)	3.7	(4.4)	1.7
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(195.0)	242.3	49.4	299.4
Cash and cash equivalents, beginning of period	560.4	215.6	316.0	158.5
Cash and cash equivalents, end of period	$365.4	$457.9	365.4	$457.9